Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:    Nick Nottoli        Allister Gobin        Melissa Wilmot (The Standard)
(847) 402-5600        (847) 402-2800        (971) 321-4976

Allstate completes sale of Employer Voluntary Benefits business

NORTHBROOK, Ill., April 1, 2025 – The Allstate Corporation (NYSE: ALL) today completed the sale of its Employer Voluntary Benefits business to StanCorp Financial Group, Inc., (The Standard) for $2.0 billion.

“The sale of the Employer Voluntary Benefits business improves the growth opportunities of a highly successful business, creating additional value for Allstate’s shareholders,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “This transaction, along with the previously announced definitive agreement to sell the Group Health business, is expected to generate combined proceeds of $3.25 billion in 2025. Allstate is well-positioned to execute our strategy to increase personal property-liability market share and expand protection services.”

“The sale of Employer Voluntary Benefits generated a financial book gain of about $625 million,” concluded Jess Merten, Allstate’s Chief Financial Officer. “The proceeds will support our disciplined capital management approach, including the recently announced share repurchase program.”

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

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About Allstate
The Allstate Corporation (NYSE: ALL) protects people from life’s uncertainties with a wide array of protection for autos, homes, electronic devices and identity theft. Products are available through a broad distribution network including Allstate agents, independent agents, major retailers, online and at the workplace. Allstate is widely known for the slogan “You’re in Good Hands with Allstate.” For more information, visit www.allstate.com.

About The Standard
The Standard is a family of companies dedicated to helping customers achieve financial well-being and peace of mind. In business since 1906, we are a leading provider of financial protection products and services for employers and individuals. Our products include group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, voluntary and supplemental benefits, absence management and paid family leave services, retirement plans products and services and individual annuities. For more information about The Standard, visit standard.com and follow us on LinkedIn.